                                                                    Exhibit 99.1


WESTINGHOUSE PUBLIC RELATIONS

                                                         Contact:    Jack Bergen
                                                                  (212) 975-3835
                                                                              or
                                                                   Kevin Ramundo
                                                                  (412) 642-4989


                               FOR USE: IMMEDIATE


WESTINGHOUSE REPORTS THIRD QUARTER RESULTS

  o   RADIO AND TV STATIONS (STATION GROUP) GENERATE DOUBLE-DIGIT EBITDA GROWTH
  o   NETWORK SHOWS SUBSTANTIAL IMPROVEMENT

         PITTSBURGH, November 14, 1997 - Westinghouse Electric Corporation (NYSE: WX) reported revenue improvement of 41% for the third quarter of 1997. The acquisition of Infinity Broadcasting at year-end 1996 and improvements in every media business segment contributed to the increase. With the recently concluded sale of Thermo King and the pending separation of the remaining industrial businesses, the Corporation is reporting these businesses as discontinued operations. Continuing operations includes the results of the media businesses, essentially all of the Corporation's interest expense, and certain residual costs associated with the industrial businesses, including pension and post-retirement benefit costs for divested businesses. In the third quarter, Westinghouse's continuing operations reported a 19% increase in earnings before interest, taxes, depreciation and amortization (EBITDA) to $210 million from $177 million in the year-ago quarter, on a proforma basis. The improved performance was driven by a 16% proforma revenue increase.

                                    - more -

WESTINGHOUSE REPORTS THIRD QUARTER RESULTS                    - 2 -

         The CBS Station Group reported double-digit revenue and EBITDA growth. The CBS Radio Group, including TDI, its outdoor advertising business, outperformed the industry. The Radio Group's EBITDA represents a 24% increase over last year's proforma EBITDA driven by 18% proforma revenue growth for the stations and TDI. The CBS TV stations reported EBITDA growth of 35% on sales growth of 15%. The strength in the TV stations was broad based reflecting successful initiatives to drive revenue growth and bolster local programming. The stations continue to benefit from strong advertising markets.

         The TV network also showed substantial EBITDA improvement of 42% on a 20% increase in revenues. Revenues were up on higher syndication sales and better primetime pricing partially due to special programming in the third quarter such as the Emmy and Country Music Awards.

         Commenting on the performance of the media group in the quarter, Michael H. Jordan, Westinghouse chairman and chief executive officer, said:
"While radio continues its strong performance and sets the pace for the industry, I am particularly pleased with the performance at the TV stations this quarter. The actions initiated by Mel Karmazin and his team have shown excellent results, and we expect the strong turnaround of the CBS network and this momentum to continue. We anticipate a successful November sweeps performance, particularly in our top TV markets, that will improve our profitability in the TV stations and the network. Looking ahead to 1998, we are excited to be broadcasting the 1998 Winter Olympics which will enhance the opportunities for all of our properties. We successfully completed the acquisition of The Nashville Network and Country Music Television at the end of the third quarter and look forward to closing the acquisition of American Radio Systems in the first half of 1998 which further enhances our strong radio position."
                                    - more -

WESTINGHOUSE REPORTS THIRD QUARTER RESULTS                    - 3 -



DISCONTINUED OPERATIONS

         Discontinued operations, which included Thermo King and the Corporation's Power Systems and Government Operations businesses (WELCO), reported after-tax losses of $143 million for the quarter and $191 million for the nine months ended September 30, 1997.

         Thermo King's pre-tax operating profit for this year's third quarter was $53 million compared to $49 million for the prior year's quarter. The sale of Thermo King to Ingersoll-Rand for $2.56 billion in cash was closed on October 31, 1997.

         WELCO reported a pre-tax operating loss of $254 million in the third quarter of 1997 compared to a $1 million operating profit in the same quarter of last year. Revenues declined 20%, from $824 million in the third quarter of last year to $660 million in this year's third quarter. As previously reported, the Power Generation business incurred costs of approximately $110 million for unexpected startup costs at two projects and higher than anticipated warranty expense. Additional costs of $75 million were recognized to complete various contracts, write down inventory, and resolve commercial issues. In addition, order declines at Power Generation and customer delays in fuel shipments at Energy Systems contributed to earnings shortfalls at WELCO.




                                    - more -

WESTINGHOUSE REPORTS THIRD QUARTER RESULTS                    - 4 -


         The Corporation reported a net loss from continuing operations for the third quarter of 1997 of $19 million, or $.03 per share, compared to a net loss of $26 million, or $.06 per share, for the year-ago quarter. For the first nine months of 1997, Westinghouse reported a net loss from continuing operations of $121 million, or $.19 per share, compared to a net loss of $158 million, or $.36 per share, for the first nine months of 1996.

         The Corporation's reported net loss for the third quarter of 1997, including continuing and discontinued operations, was $162 million or $.25 per share compared to a net loss of $28 million, or $.06 per share, for the year-ago quarter. For the first nine months of 1997, Westinghouse reported a net loss of $312 million, or $.48 per share, compared to net income of $129 million, or $.29 per share for the first nine months of 1996.


                                 ##1000-1329##